Exhibit 10.4

One Maritime Plaza P.O. Box 193575 San Francisco, CA 94119-3575 415-247-3000

October 18, 2013

Mr. Nils Lommerin

301 Mission Street

Unit PHI-D

San Francisco, CA 94105

Re:	Transition Support Agreement

Dear Nils:

In connection with the agreement dated October 9, 2013, among Del Monte Corporation (the “Company”), Del Monte Pacific Limited (“Pacific”) and Del Monte Foods Consumer Products, Inc., to sell the Company’s Consumer Products business to Pacific (the “Transaction”), this letter agreement is intended to memorialize the terms of your continued employment by the Company, which terms shall be in effect beginning October 18, 2013 (“Transition Date”) and through the closing date of the Transaction (“Closing Date”).

1.	Transition Services. During the period commencing on the Transition Date and terminating on the Closing Date (the “Transition Period”), you will remain employed by the Company as the Chief Operations Officer of the Company, but you will spend your full business time and attention assisting Pacific with any appropriate matters related to the closing and financing of the Transaction, provided that your duties, responsibilities and authority during the Transition Period shall be at the direction of the appropriate officers of Pacific. During the Transition Period, the Employment Agreement between you and the Company, dated September 1, 2004 and amended as of August 1, 2007, (the “Employment Agreement”), will continue in full force and effect in accordance with the terms set forth therein, except as otherwise modified by this letter agreement, and your compensation and benefits as of the Transition Date will remain intact, subject to the terms of the applicable agreements. During the Transition Period, the Company will provide you with suitable office space as mutually agreed (outside of One Maritime Plaza) at which to carry out your duties hereunder. Notwithstanding anything to the contrary in the Employment Agreement, in no event shall the changes in your duties, responsibilities or authorities, or any other changes to your employment as described herein, prior to the Target Date, as defined below, constitute “good reason” under the Employment Agreement or any other compensation or benefit plan in which you participate.

2.	Termination of Transition Period. If the Closing Date occurs on or before March 1, 2014 (or such later date as mutually agreed by Pacific and the Company; the “Target Date”) and you are offered the position of Chief Executive Officer of the Consumer Products business (or comparable position), you agree to resign from the Company effective on the Closing Date with no right to severance and that such resignation shall not constitute resignation for “good reason” under any applicable plan or arrangement. If the Closing Date does not occur on or prior to the Target Date or the Closing Date occurs on or prior to the Target Date, but you are not offered the position of Chief Executive Officer of the Consumer Products business (or comparable position) as of the

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Closing Date, then the terms of your employment with the Company and the Employment Agreement will remain intact in accordance with their current terms, and your position and responsibilities as of October 18, 2013. During the Transition Period, you are permitted to negotiate, and execute, with Pacific the terms of an employment agreement for the position of Chief Executive Officer of the Consumer Products business (or comparable position), provided that commencement of employment under such employment agreement is contingent on the closing of the Transaction. Such negotiation will not violate the terms of your employment with the Company or the Employment Agreement, nor will you be considered to have resigned from the Company as a result of any such negotiation.

3.	Entire Agreement. You and the Company acknowledge and represent that this letter agreement and the Employment Agreement contain the entire understanding between you and the Company related to your duties for the Company during the Transition Period and the termination thereof. You and the Company acknowledge that the terms of this letter agreement are contractual and not a mere recital. Any modification to this letter agreement must be in writing and signed by you and the Company.

4.	Equity. In the event of your resignation on the Closing Date to accept the position of Chief Executive Officer of the Consumer Products business (or comparable position), your equity will remain subject to the rules of the Company’s equity plans, and related agreements, provided, however, that (i) any share repurchase shall be priced at the Fair Market Value as of the Repurchase Calculation Dates (as such terms are defined in the applicable equity agreements), rather than at a discount thereto, and (ii) a portion of the number of your time vested options that would have vested in the third tranche will nonetheless vest on the basis of the number of such options multiplied by a fraction equal to the number of days from the last vesting date to the Closing Date divided by 365.

5.	Governing Law and Forum. This letter agreement shall be construed in accordance with, and be deemed governed by, the laws of the State of California. The venue for any lawsuit or action arising out of or relating to this letter agreement or your employment shall be in San Francisco, California. You agree to continue to act in accordance with all applicable laws and subject to your existing obligations regarding disclosure of confidential information.

6.	Counterparts. This letter agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original and such counterparts shall together constitute one and the same agreement.

If you agree with the terms of this letter agreement, please sign and date below.

Sincerely,

David J. West

President and Chief Executive Officer, Del Monte Corporation

Agreed and accepted:

/s/ Nils Lommerin	10-18-13
Nils Lommerin	Date